                                                                     EXHIBIT 3

                            AMENDED AND RESTATED BYLAWS
                                         OF
                             DAMARK INTERNATIONAL, INC.

     DAMARK INTERNATIONAL, INC., a corporation organized under Minnesota Statutes Chapter 302A.

                                     ARTICLE I
                              MEETINGS OF SHAREHOLDERS

     Section 1.01. REGULAR MEETINGS. Regular meetings of shareholders may be called by the Chief Executive Officer, the Secretary, the Board of Directors, or by shareholder demand in accordance with Minnesota Statutes Section 302A.431, subdivision 2. No meeting shall be designated a regular meeting unless specifically described as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to this designation.

     Section 1.02. SPECIAL MEETINGS. Special meetings of the shareholders may be called for any purpose or purposes at any time by the Chief Executive officer, Chief Financial Officer, two or more directors, or by shareholder demand in accordance with Minnesota Statutes Section 302A.433, subdivision 2.

     Section 1.03. TIME AND PLACE OF SHAREHOLDER MEETINGS. Except as otherwise provided by statute, any meeting of shareholders shall be held on the date and at the time and place fixed by the Chief Executive Officer or the Board of Directors of the corporation.

     Section 1.04. NOTICE OF SHAREHOLDER MEETING. Except as otherwise provided by statute, written notice of the date, time, and place of any meeting of shareholders shall be given to every holder of voting shares at such address as appears on the stock book of the corporation at least ten days prior to the meeting if by mail, or two days prior to the meeting if by telex, telegram, or in person.

     Section 1.05. VOTING. Except where a greater percentage is required by statute, the Articles of Incorporation of the corporation or these Bylaws, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present.

     Section 1.06. NOTICE OF BUSINESS TO BE CONSIDERED. No business shall be considered at an annual meeting of the shareholders except business identified
(a) pursuant to the Company's Notice of Meeting, (b) by or at the direction of the Board of Directors, or (c) by any shareholder of the Company who (i) was a shareholder of record at the time of giving of the notice specified in clause
(iii) below, (ii) is entitled to vote at the meeting, and (iii) gives notice of the matter, which otherwise must be a proper matter for shareholder action, in a writing received by the

Secretary of the Company not less than 120 calendar days in advance of the date the Company's proxy statement and notice was released to shareholders in connection with the Company's previous year's annual shareholder meeting.


                                   ARTICLE II
                                   DIRECTORS

     Section 2.01. GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

     Section 2. 02. NUMBER, CLASSIFICATION AND TERM OF OFFICE. The number of directors shall not be less than six and no more than nine and shall be fixed from time to time by the Board of Directors or by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote generally in the election of directors voting together as a single class at a duly held meeting. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1993 annual meeting of shareholders, the term of office of the second class to expire at the 1994 annual meeting of shareholders and the term of office of the third class to expire at the 1995 annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

     Section 2.03. VACANCIES. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 2.04. REMOVAL. Any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding Shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

     Section 2.05. COMMITTEES. A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be directors, appointed by the affirmative vote of a majority of the directors present. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors. A majority of the members of the committee holding office immediately prior to a meeting of the committee shall constitute a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution establishing the committee.

     Section 2.06. BOARD MEETINGS, NOTICE. The Chief Executive Officer (if a director) , the Chairman of the Board (if one is elected), the President (if a director) or Directors comprising at least one-third of the number of directors then in office may call a Board meeting by giving ten days notice if by mail, or two days notice if by telephone, telex, telegram, or in person, to all directors of the day or date and time of the meeting.
Meetings of the Board of Directors may be held at the day or date, time, and place, as shall be determined by the Board. If the day or date, time, and place have been announced at a previous meeting of the Board, or if a meeting schedule is adopted by the Board, no notice is required. In the absence of a designation by the Board of Directors, Board meetings shall be held at the principal executive offices of the corporation.

     Section 2.07. (a) ADVANCE WRITTEN CONSENT OR OPPOSITION. Any member of the Board or a committee thereof, as the case may be, may give advance written consent or opposition to a proposal to be acted on at a Board or committee meeting. If a director or committee member is not present at the meeting, advance written consent or opposition to a proposal does not constitute presence for the purpose of determining whether a quorum exists, but such advance written consent or opposition shall be a vote in favor of or against the proposal or resolution if the proposal or resolution acted upon at the meeting is substantially the same or has substantially the same effect as the proposal or resolution to which the member of the Board or committee has consented or objected.

         (b) ACTION WITHOUT MEETING. Any action, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present. An action requiring shareholder approval required to be taken at a Board meeting may be taken by written action signed by all of the directors. Any such written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action. When written action is taken by less than all directors, all directors shall be notified immediately of its text and effective date. Failure to provide the notice does not invalidate the written action. A director who does not sign or consent to the written action has no liability for the action or actions taken thereby.

     Section 2.08 (a) ELECTRONIC CONFERENCES. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a regular or special meeting of directors, if the same notice is given of the conference to every director. Participation in a conference by that means constitutes presence at the meeting in person or by proxy if all the other requirements of Section 302A.449 of the Minnesota Business Corporation Act are met.

         (b) PARTICIPATION BY ELECTRONIC MEANS. A director may participate in a regular or special meeting of directors by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence at the meeting in person.


                                    ARTICLE III
                                      OFFICERS

     Section 3.01. ELECTION; TERM OF OFFICE; REMOVAL. The Board of Directors shall elect a Chief Executive Officer and Chief Financial Officer or one or more officers exercising the functions of such offices, and may elect such other officers as it may deem necessary for the operation and management of the corporation, each of whom shall have the duties and responsibilities incident to the offices which they hold or as determined by the Board. Officers need not be directors or shareholders. Without limiting the foregoing, the Board may elect a Chairman of the Board, President, a Chief Operating Officer, one or more Vice Presidents, a Treasurer, a Secretary and such assistant officers as it may designate with titles to describe their duties, functions or special responsibilities. Officers shall hold office at the will of the Board for an indefinite term until their successors are elected and qualified. Any officer elected or appointed by the Board of Directors may be removed by the Board at any time with or without cause.


                                     ARTICLE IV
                                     AMENDMENTS

     Section 4.01. Subject to the power of shareholders to adopt, amend, or repeal these Bylaws as provided in Minnesota Statutes Section 302A.181, subdivision 3, any Bylaw may be amended or repealed by the Board of Directors at any meeting, provided that, after adoption of the initial Bylaws, the Board shall not adopt, amend, or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office.


                                     ARTICLE V
                                  INDEMNIFICATION

Section 5. 01. The corporation shall indemnify persons for such expenses and liabilities in such manner, under such circumstances, and to the extent required by Minnesota Statutes Section 302A.521.